Exhibit 99.1

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Refinances Credit Facility

CORAL GABLES, Fla. – July 20, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) has announced today that the Company refinanced its existing credit facility and term loan with a new $500 million senior secured revolving credit facility. The new credit facility has a 3.5 year term, with a scheduled maturity date of January 17, 2013. The facility bears interest at a rate of Libor plus a margin that varies with the Company’s leverage ratio. The current margin for Libor advances is 3.0%. This facility replaces the Company’s existing revolving credit facility and term loan scheduled to mature in November 2009 and May 2011, respectively. The new credit facility also includes a swing line facility and a letter of credit facility with a $100 million sublimit. The new credit facility, which was used to refinance the existing credit facility and term loan, has $333.4 million outstanding, comprised of $304.3 million in loans and $29.1 million applied to the letter of credit facility. Unused commitments of $166.6 million are available for working capital needs, general corporate purposes and other uses. The facility was arranged and syndicated by Rabobank, a leading global food and agribusiness bank.

“We are extremely pleased with the terms of our new credit facility and strong response from lenders,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “The offering was significantly oversubscribed, and is indicative of our strong credit quality. This refinancing demonstrates our ability to raise funds at attractive rates in a very tight loan market. We believe the new credit facility provides a more than ample cushion for our liquidity needs based on the Company’s current financial projections.”

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its

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Fresh Del Monte Produce Inc.

officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including without limitation (i) the depth and duration of the current global recessionary environment, which could persist throughout and beyond 2009, and the extent to which it may affect the Company’s results, including its ability to command premium prices for certain of the Company’s principal products, and competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to stabilize the financial markets and spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity and financing plans, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) the Company’s ability to successfully integrate acquisitions into its operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly if consumers become more price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (viii) the impact of foreign currency fluctuations, (ix) the impact of competition and (x) the timing and cost of resolution of pending legal and environmental proceedings. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

For more information, contact:

Christine Cannella

Assistant Vice President, Investor Relations

tel: 305-520-8433

www.freshdelmonte.com

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